Exhibit 16.1

July 8, 2013

Securities and Exchange Commission 450 Fifth Street, NW Washington, D.C. 20549

Re: Consumer Capital Group, Inc.

We have read the statements made by Registrant, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Registrant dated July 8, 2013. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Anton & Chia, LLP